Exhibit 99.1

Virtusa Announces First Quarter Fiscal 2020 Consolidated Financial Results

•                  First quarter fiscal 2020 revenue of $319.0 million.

•                  First quarter fiscal 2020 GAAP diluted EPS of $0.15. Non-GAAP diluted EPS of $0.41.

•                  First quarter fiscal 2020 GAAP operating income of $13.4 million. Non-GAAP operating income of $24.2 million.

•                  Announces $30 million share repurchase program.

Southborough, MA — (August 8, 2019) Virtusa Corporation (NASDAQ GS: VRTU), a global provider of digital engineering and IT outsourcing services that accelerate business outcomes for its clients, today reported consolidated financial results for the first quarter fiscal 2020, ended June 30, 2019.

First Quarter Fiscal 2020 Consolidated Financial Results

Revenue for the first quarter of fiscal 2020 was $319.0 million, a decrease of 2.6% sequentially and an increase of 6.3% year-over-year.  On a constant currency basis, (1) first quarter revenue decreased 2.3% sequentially and increased 7.3% year-over-year.

Virtusa reported GAAP income from operations of $13.4 million for the first quarter of fiscal 2020, compared to $23.0 million for the fourth quarter of fiscal 2019 and $13.9 million for the first quarter of fiscal 2019.

GAAP net income available to common shareholders for the first quarter of fiscal 2020 was $4.7 million, or $0.15 per diluted share, compared to $7.3 million, or $0.24 per diluted share, for the fourth quarter of fiscal 2019, and GAAP net loss of ($7.4) million, or ($0.25) per diluted share, for the first quarter of fiscal 2019.

Non-GAAP Results*

Non-GAAP income from operations was $24.2 million for the first quarter of fiscal 2020, compared with $34.0 million for the fourth quarter of fiscal 2019 and $27.5 million for the first quarter of fiscal 2019.

Non-GAAP net income was $13.9 million, or $0.41 per diluted share, for the first quarter of fiscal 2020, compared to $15.6 million, or $0.46 per diluted share, for the fourth quarter of fiscal 2019, and $16.8 million, or $0.50 per diluted share, for the first quarter of fiscal 2019.

*Please refer to the Non-GAAP Financial Information section of this press release for definitions of our Non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

Balance Sheet and Cash Flow

The Company ended the first quarter of fiscal 2020 with $208.3 million of cash, cash equivalents and investments (2).  Cash provided by operating activities was $2.2 million for the first quarter of fiscal 2020.

Share Repurchase Program

Virtusa’s board of directors has authorized a share repurchase program of up to $30 million over the next 12 months. Repurchases will be financed primarily through the Company’s existing credit facility as well as cash on hand. Virtusa is authorized to repurchase shares in open market purchases as well as in privately negotiated transactions from time to time in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The repurchase program does not obligate the Company to acquire any specific number of shares and may be suspended or terminated at any time and will depend upon market conditions and other factors.

Management Commentary

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “Our fiscal first quarter results were in line with our expectations. Looking to the remainder of fiscal 2020, a near-term reduction in spend at one of our European banking clients, and increased currency headwinds are impacting our guidance. Notwithstanding this one client, with whom we maintain a strong partnership and anticipate resumed growth in fiscal Q4 2020, our strategy remains on track, demand is robust, and our client portfolio is as strong as it has ever been. Deep digital transformation continues to be a significant part of our clients’ agenda in all industries. This long-term trend fits squarely with our core competency, hence we are excited about the opportunities ahead.”

Mr. Canekeratne continued, “Our new share repurchase plan demonstrates our confidence in our business model and our commitment to delivering value to our shareholders. We have ample financial flexibility to opportunistically repurchase our stock, while also continuing to invest in our growth.”

Ranjan Kalia, Chief Financial Officer, said, “We delivered first quarter fiscal 2020 revenue and EPS results above the midpoint of our guidance. Our full fiscal year 2020 revenue guidance is impacted by reduced spending at one of our European banking clients, as well as increased FX headwinds primarily from a weaker Pound. Notwithstanding this one client, the rest of our business continues to grow in line with our prior expectations on a constant currency basis.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                  Second quarter fiscal 2020 revenue is expected to be in the range of $323 to $331 million. GAAP diluted EPS is expected to be in the range of $0.22 to $0.28. Non-GAAP diluted EPS is expected to be in the range of $0.49 to $0.55.

•                  Fiscal year 2020 revenue is expected to be in the range of $1,326 to $1,354 million. GAAP diluted EPS is expected to be in the range of $1.39 to $1.59. Non-GAAP diluted EPS is expected to be in the range of $2.45 to $2.65.

In accordance with US GAAP, Virtusa applies the if-converted method to its convertible preferred shares when reporting its fiscal year 2020 results. The if-

converted method is used to calculate the share impact of convertible securities.  Under this method, only when the convertible securities are considered dilutive are they then included in the computation of weighted average shares outstanding in reported results and full year guidance.

•                  First quarter GAAP EPS was calculated by including the impact of dividends and accretion on the convertible preferred shares in net income available to common stockholders and excluding the impact of the convertible preferred shares from the weighted average shares outstanding as these shares were anti-dilutive on a GAAP basis. First quarter non-GAAP EPS was calculated by excluding the impact of dividends and accretion on the convertible preferred shares from net income available to common stockholders and including the impact of the convertible preferred shares in the weighted average shares outstanding as these shares were dilutive on a non-GAAP basis.

•                  Second quarter fiscal 2020 GAAP EPS guidance was calculated under the assumption that these convertible preferred shares will be anti-dilutive. Thus, in determining second quarter fiscal 2020 GAAP EPS guidance, dividends and accretion on the convertible preferred shares are deducted from net income available to common stockholders and the convertible preferred shares have been excluded from weighted average shares outstanding.

•                  Third and Fourth quarter fiscal 2020 GAAP EPS guidance was calculated under the assumption that these convertible preferred shares will be dilutive. Thus, in determining third and fourth quarter fiscal 2020 GAAP EPS guidance, dividends and accretion on the convertible preferred shares are excluded from net income available to common stockholders and the impact of the convertible preferred shares are included in the weighted average shares outstanding.

•                  Fiscal 2020 non-GAAP EPS guidance was calculated under the assumption that these convertible preferred shares will be dilutive for the second, third and fourth quarters of fiscal year 2020. Thus, in determining full fiscal year 2020 non-GAAP EPS guidance, dividends and accretion on the convertible preferred shares are excluded from net income available to common stockholders and the impact of the convertible preferred shares are included in the weighted average shares outstanding.

The Company’s second quarter and fiscal year 2020 diluted GAAP EPS estimates are based on average share counts of approximately 31.0 million and 32.6 million, respectively. The Company’s second quarter and fiscal year 2020 diluted Non-GAAP EPS estimates are based on average share counts of approximately 34.0 million and 34.1 million, respectively. GAAP and Non-GAAP average share counts assume a stock price of $45.10, which was derived from the average closing price of the Company’s stock over the five trading days ended on August 2, 2019.

Conference Call and Webcast

Virtusa will host a conference call today, August 8, 2019 at 5:00 p.m. Eastern Time to discuss the Company’s first quarter fiscal 2020 financial results, current financial guidance, and other corporate developments. To access this call, please dial 844-695-5524 (domestic) or 412-317-5461 (international). A replay of this conference call will be available through August 15, 2019 at 877-344-7529 (domestic) or 412-317-0088 (international).  The replay passcode is 10132891.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa

Virtusa Corporation (NASDAQ GS: VRTU) is a global provider of Digital Business Transformation, Digital Engineering, and Information Technology (IT) outsourcing services that accelerate our clients’ journey to their Digital Future. Virtusa serves Global 2000 companies in Banking, Financial Services, Insurance, Healthcare, Telecommunications, Media, Entertainment, Travel, Manufacturing, and Technology industries.

Using a combination of digital strategy, digital engineering, business implementation, and IT platform modernization services, Virtusa helps clients execute successful end-to-end digital business transformation initiatives.

Virtusa engages its clients to re-imagine their business models and develop strategies to defend and grow their business by introducing innovative products and services, developing distinctive digital consumer experiences, creating operational efficiency using digital labor, developing operational and IT platforms for the future, and rationalizing and modernizing their existing IT applications infrastructure. As a result, its clients are simultaneously able to drive business growth through digital-first customer experiences, while also consolidating and modernizing their IT application infrastructure to support digital business transformation.

Holding a proven record of success across industries, Virtusa readily understands its clients’ business challenges and uses its domain expertise to deliver innovative applications of technology to address its clients’ critical business challenges. Examples include building the world’s largest property & casualty claims modernization program; one of the largest corporate customer portals for a premier global bank; an order to cash implementation for a multinational telecommunications provider; and digital transformation initiatives for media and banking companies.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe, and Asia.

© 2019 Virtusa Corporation.  All rights reserved.

Virtusa, Accelerating Business Outcomes, BPM Test Drive and Productization are registered trademarks of Virtusa Corporation.  All other company and brand names may be trademarks or service marks of their respective holders.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by Regulation G by the Securities and Exchange Commission. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with Virtusa’s financial statements prepared in accordance with GAAP.

Virtusa believes the following financial measures will provide additional insights to measure the operational performance of the business.

•                  Virtusa presents constant currency revenue growth rates to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote 1).

•                  Virtusa presents a reconciliation of its cash and cash equivalents to total cash, cash equivalents, short term and long term investments which Virtusa believes provides insight into its cash position and overall liquidity (see footnote 2).

•                  Virtusa also presents consolidated statements of income (loss) measures that exclude, when applicable, stock-based compensation expense, acquisition related charges, restructuring charges, foreign currency transaction gains and losses, impairment of investments, impairment of long-lived assets, non-recurring third party financing costs, the tax impact of dividends received from foreign subsidiaries, the initial impact of our election to treat certain subsidiaries as disregarded entities for US tax purposes, and the impact from the U.S. government enacted comprehensive tax legislation (“Tax Act”) to provide further insights into the comparison of Virtusa’s operating results among the periods.

The following table presents a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure for the three months ended June 30:

	(in thousands, except per share amounts)
	Three Months Ended June 30,
	2019	2018
GAAP income from operations	$13,428	$13,924
Add: Stock-based compensation expense	6,676	7,938
Add: Acquisition-related charges and restructuring charges(a)	4,097	5,665
Non-GAAP income from operations	$24,201	$27,527

GAAP operating margin	4.2%	4.6%
Effect of above adjustments to income from operations	3.4%	4.5%
Non-GAAP operating margin	7.6%	9.1%

GAAP net income (loss) available to Virtusa common stockholders	$4,747	$(7,383)
Add: Stock-based compensation expense	6,676	7,938
Add: Acquisition-related charges and restructuring charges(a)	4,243	6,127
Add: Foreign currency transaction (gains) losses, net(b)	(1,202)	10,758
Tax adjustments (c)	(1,650)	(1,817)
Noncontrolling interest, net of taxes (d)	(35)	127
Non-GAAP net income available to Virtusa common stockholders	$12,779	$15,750

GAAP diluted earnings (loss) per share (f)	$0.15	$(0.25)
Effect of stock-based compensation expense (g)	0.20	0.24
Effect of acquisition-related charges and restructuring charges(a) (g)	0.13	0.18
Effect of foreign currency transaction (gains) losses(b) (g)	(0.04)	0.32
Effect of tax adjustments (c) (g)	(0.05)	(0.05)
Effect of noncontrolling interest (d) (g)	—	—
Effect on dividend on Series A Convertible Preferred Stock (f) (g)	0.03	0.03
Effect of change in dilutive shares for non-GAAP (f)	(0.01)	0.03
Non-GAAP diluted earnings per share (e) (g)	$0.41	$0.50

(a) Acquisition-related charges include, when applicable, amortization of purchased intangibles, external deal costs, transaction-related professional fees,  acquisition-related retention bonuses, changes in the fair value of contingent consideration liabilities, accreted interest related to deferred acquisition payments, charges for impairment of acquired intangible assets and other acquisition-related costs including integration expenses consisting of outside professional and consulting services and direct and incremental travel costs.  Restructuring charges, when applicable, include termination benefits,  facility exit costs as well as certain professional fees related to restructuring. The following table provides the details of the acquisition-related charges and restructuring charges:

	Three Months Ended June 30,
	2019	2018
Amortization of intangible assets	$3,221	$2,775
Acquisition and integration costs	$876	$2,890
Acquisition-related charges included in costs of revenue and operating expense	$4,097	$5,665
Accreted interest related to deferred acquisition payments	$146	$462
Total acquisition-related charges and restructuring charges	$4,243	$6,127

(b) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.

(c) Tax adjustments reflect the tax effect of the non-GAAP adjustments using the tax rates at which these adjustments are expected to be realized for the respective periods, excluding the initial impact of our election to treat certain subsidiaries as disregarded entities for U.S. tax purposes and for fiscal year 2020, excluding BEAT tax impact in contemplation of a reorganization of our Indian legal entities. Tax adjustments also assumes application of foreign tax credit benefits in the United States.

(d) Noncontrolling interest represents the minority shareholders interest of Polaris.

(e) Non-GAAP diluted earnings per share is subject to rounding.

(f)  During the three months ended June 31, 2019 and 2018, all of the 3,000,000 shares of Series A Convertible Preferred Stock were excluded from the calculations of GAAP diluted earnings per share as their effect would have been anti-dilutive using the if-converted method.

The following table provides the non-GAAP net income available to Virtusa common stockholders and non-GAAP dilutive weighted average shares outstanding using if-converted method to calculate the non-GAAP diluted earnings per share for the three months ended June 30, 2019 and 2018:

	Three Months Ended June 30,
	2019	2018
Non-GAAP net income available to Virtusa common stockholders	$12,779	$15,750
Add: Dividends and accretion on Series A Convertible Preferred Stock	$1,087	$1,087
Non-GAAP net income available to Virtusa common stockholders and assumed conversion	$13,866	$16,837

GAAP dilutive weighted average shares outstanding	30,934,411	29,633,026
Add: Incremental dilutive effect of employee stock options and unvested restricted stock awards and restricted stock units	—	872,545
Add: Incremental effect of Series A Convertible Preferred Stock as converted	3,000,000	3,000,000
Non-GAAP dilutive weighted average shares outstanding	33,934,411	33,505,571

(g) To the extent the Series A Convertible Preferred Stock is dilutive using the if-converted method, the Series A Convertible Preferred Stock is included in the weighted average shares outstanding to determine non-GAAP diluted earnings per share.

Footnotes

(1) To determine sequential revenue change in constant currency for the Company’s first quarter of fiscal 2020, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended March 31, 2019, rather than the actual exchange rate in effect for the three months ended June 30, 2019.  To determine year-over-year revenue change in constant currency for the Company’s first quarter of fiscal 2020, revenue from entities reporting in U.K. Pounds (GBP), Euros, and Swedish Krona (SEK) were converted into U.S. dollars at the average exchange rates in effect for the three months ended June 30, 2018, rather than the actual exchange rate in effect for the three months ended June 30, 2019. The average exchange rates for the three months ended June 30, 2018, March 31, 2019, and June 30, 2019 are included in the table below:

	Average U.S. Dollar Exchange Rate
	For the Three Months Ended
	June 30, 2018	March 31, 2019	June 30, 2019
GBP	1.35	1.31	1.28
Euro	1.19	1.13	1.12
SEK	0.11	0.11	0.11

(2) The Company considers the total measure of cash, cash equivalents, short-term and long-term investments to be an important indicator of the Company’s overall liquidity. All of the Company’s investments are classified as available-for-sale debt securities and equity securities, including the Company’s long-term investments which consist of fixed income securities, including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

(3) Earnings per share amounts for each quarter may not necessarily total to the yearly earnings per share due to the weighting of shares outstanding on a quarterly and year to date basis.

(4) On March 3, 2016, Virtusa acquired a majority interest in Polaris. In accordance with US GAAP, Polaris financial results for the quarter ending June 30, 2019 and assets and liabilities as of that date have been consolidated in full into Virtusa’s financial statements.  Net assets attributable to ownership in Polaris by minority shareholders (Non-controlling Interest) in our Consolidated Balance Sheets was $18.7 million at June 30, 2019. Profit attributable to minority shareholders (Non-controlling Interest) in the Consolidated Statements of Income was $0.2 million on a GAAP basis and $0.2 million on a non-GAAP basis for the quarter ending June 30, 2019.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, management’s forecast of financial performance, the share repurchase program, the growth of our business and management’s plans, objectives, and strategies. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, and our growth rate, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar, the U.K pound sterling, the Swedish krona, and the euro; the international nature of our business; restrictions on immigration or changes in immigration laws; inability of Virtusa to service the debt incurred by Virtusa to acquire Polaris and the delisting process or to maintain compliance with certain financial covenants under the loan facility; Virtusa’s ability to integrate the operations of, and achieve expected synergies and operating efficiencies in connection with, acquired businesses; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from previous acquisitions; the inability to pay cash dividends on the convertible preferred stock in connection with the Orogen convertible preferred stock financing, thus increasing the dilutive impact of the financing; the inability of Virtusa to redeem the convertible preferred stock at maturity, if there has been no conversion event prior to maturity; Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; Virtusa’s ability to expand its business or effectively manage growth; Virtusa’s ability to sustain profitability or maintain profitable engagements; increasing competition in the IT services outsourcing industry; Virtusa’s ability to attract and retain clients and meet their expectations; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas and Virtusa’s ability to comply with changing or complex laws and maintain effective internal controls to ensure ongoing compliance; the loss of any key member of Virtusa’s senior management team, political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; and the volatility of the market price of Virtusa’s common stock. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30, 2019	March 31, 2019
Assets:
Cash and cash equivalents	$190,007	$189,676
Short-term investments	17,912	33,138
Accounts receivable, net	149,652	162,396
Unbilled accounts receivable	116,722	113,431
Prepaid expenses	46,586	42,314
Restricted cash	336	351
Asset held for sale	9,042	8,978
Other current assets	33,715	29,967
Total current assets	563,972	580,251

Property and equipment, net	120,225	119,865
Operating lease right-of-use assets	54,222	—
Investments accounted for using equity method	1,523	1,446
Long-term investments	366	322
Deferred income taxes	29,125	28,770
Goodwill	280,501	279,543
Intangible assets, net	97,689	92,440
Other long-term assets	35,780	29,836
Total assets	$1,183,403	$1,132,473

Liabilities, Series A Convertible Preferred Stock, Redeemable noncontrolling interest and Stockholders’ equity:
Accounts payable	$41,802	$46,471
Accrued employee compensation and benefits	61,561	74,801
Deferred revenue	7,074	6,421
Accrued expenses and other	77,334	70,050
Current portion of long-term debt	13,657	11,407
Operating lease liabilities	11,011	—
Income taxes payable	5,917	4,844
Total current liabilities	218,356	213,994
Deferred income taxes	15,713	15,824
Operating lease liabilities, noncurrent	47,708	—
Long-term debt, less current portion	348,469	351,320
Long-term liabilities	28,102	29,824
Total liabilities	658,348	610,962

Series A Convertible Preferred Stock	107,202	107,161
Redeemable noncontrolling interest	18,651	23,576

Virtusa stockholders’ equity	399,202	390,774
Noncontrolling interest in subsidiaries	—	—
Total stockholders’ equity	399,202	390,774
Total liabilities, Series A convertible preferred stock, redeemable noncontrolling interest and stockholders’ equity	$1,183,403	$1,132,473

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income (Loss)

(In thousands except share and per share amounts, unaudited)

	Three Months Ended
	June 30,
	2019	2018

Revenue	$319,024	$300,031
Costs of revenue	234,735	216,481
Gross profit	84,289	83,550
Total operating expenses	70,861	69,626

Income from operations	13,428	13,924

Other income (expense):
Interest income	673	1,292
Interest expense	(4,908)	(4,254)
Foreign currency transaction losses, net	1,202	(10,758)
Other, net	364	95
Total other expense	(2,669)	(13,625)

Income before income tax expense	10,759	299
Income tax expense	4,739	5,864
Net income (loss)	6,020	(5,565)
Less: net income attributable to noncontrolling interests, net of tax	186	731
Net income (loss) available to Virtusa stockholders	5,834	$(6,296)
Less: Series A Convertible Preferred Stock dividends and accretion	1,087	1,087
Net income (loss) available to Virtusa common stockholders	4,747	$(7,383)

Basic earnings (loss) per share available to Virtusa common stockholders	$0.16	$(0.25)
Diluted earnings (loss) per share available to Virtusa common stockholders	$0.15	$(0.25)
Weighted average number of common shares outstanding:
Basic	30,167,910	29,633,026
Diluted	30,934,411	29,633,026

Virtusa Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands, unaudited)

	Three Months Ended
	June 30,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$6,020	$(5,565)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,765	7,273
Share-based compensation expense	6,676	7,938
Provision (recovery) for doubtful accounts	(64)	(206)
Loss (gain) on disposal of property and equipment	42	(8)
Deferred income taxes, net	(72)	(3,594)
Foreign currency transaction (gains) losses, net	(1,202)	10,758
Amortization of discounts and premiums on investments	(4)	51
Amortization of debt issuance cost	273	273
Net changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	7,203	(12,750)
Prepaid expenses and other current assets	(6,015)	(7,519)
Other long-term assets	(7,730)	(4,150)
Accounts payable	(4,479)	1,218
Accrued employee compensation and benefits	(15,632)	(14,855)
Accrued expenses and other current liabilities	10,454	6,562
Operating lease liabilities	125	—
Income taxes payable	2,620	6,412
Other long-term liabilities	(3,744)	1,432
Net cash provided (used in) by operating activities	2,236	(6,730)
Cash flows from investing activities:
Proceeds from sale of property and equipment	19	186
Purchase of short-term investments	(4,622)	(38,008)
Proceeds from sale or maturity of short-term investments	19,817	29,292
Payment for asset acquisition	(4,251)	—
Purchase of property and equipment	(4,775)	(13,461)
Net cash provided by (used in) investing activities	6,188	(21,991)
Cash flows from financing activities:
Proceeds from exercise of common stock options	194	294
Proceeds from exercise of subsidiary stock options	52	196
Payment of debt	(875)	(875)
Purchase of redeemable noncontrolling interest related to Polaris	(5,549)	—
Principal payments on capital lease obligation	(18)	(22)
Payments of withholding taxes related to net share settlements of restricted stock	(2,011)	(2,450)
Payment of dividend on Series A Convertible Preferred Stock	(1,046)	(1,046)
Net cash used financing activities	(9,253)	(3,903)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,145	(7,279)
Net increase (decrease) in cash, cash equivalents and restricted cash	316	(39,903)
Cash, cash equivalents and restricted cash, beginning of year	190,113	195,236
Cash, cash equivalents and restricted cash, end of period	$190,429	$155,333

Supplemental Non-GAAP Financial Information as of June 30, 2019 and 2018:

Reconciliation from cash, cash equivalents and restricted cash to total cash and cash equivalents, short-term investments and long-term investments:

Cash, cash equivalents and restricted cash, end of period	$190,429	$155,333
Less : Restricted cash	(422)	(541)
Total Cash and cash equivalents end of period	190,007	154,792

Short-term investments	17,912	56,396
Long-term investments	366	1,842
Total short-term and long-term investments, end of period	18,278	58,238

Total cash and cash equivalents, short-term and long-term investments	$208,285	213,030

Virtusa Corporation and Subsidiaries

Reconciliation of Non-GAAP Guidance**

	Three months ending		Fiscal Year ending
	September 30, 2019		March 31, 2020
	Low	High	Low	High

GAAP diluted earnings per share	$0.22	$0.28	$1.39	$1.59

Effect of stock-based compensation expense	0.18	0.18	0.71	0.71
Effect of acquisition-related charges and restructuring charges	0.12	0.12	0.48	0.48
Effect of foreign currency transaction (gains) losses	0.00	0.00	(0.04)	(0.04)
Effect of change in dilutive shares for non-GAAP	(0.02)	(0.02)	(0.06)	(0.07)
Effect of tax impact from Tax Act	0.00	0.00	0.00	0.00
Effect of tax adjustments	(0.05)	(0.04)	(0.09)	(0.07)
Effect of noncontrolling interest	0.00	(0.00)	(0.00)	(0.00)
Effect on dividend on Series A Convertible Preferred Stock	0.03	0.03	0.06	0.06
Non-GAAP diluted earnings per share#	$0.49	$0.55	$2.45	$2.65

Weighted average diluted shares outstanding
- GAAP	31.0	31.0	32.6	32.6
- Non-GAAP	34.0	34.0	34.1	34.1

** EPS impact is subject to rounding

# To the extent the Series A Convertible Preferred Stock is dilutive using the if-converted method, the Series A Convertible Preferred Stock is included in the weighted average shares outstanding to determine non-GAAP diluted earnings per share for each of the non-GAAP adjustments

Media Contact:

Conversion Marketing

Ron Favali, 727-512-4490

ron@conversionam.com

Investor Contact:

ICR

William Maina, 646-277-1236

william.maina@icrinc.com